Exhibit 10.30

November 21, 2005

Mr. John Holowko

Dear John:

On behalf of dELiA*s, Inc. (the “Company”), I am very pleased to provide you with the terms and conditions of your employment. The following sets forth the proposed terms and conditions of the Company’s offer to employ you. Everyone you have met with feels that you are a great fit for this company and will thrive here. We hope that you choose to join the Company and look forward to a mutually beneficial relationship.

1. Position: Your initial position will be as the Chief Financial Officer, dELiA*s, Inc., working out of the Company’s office located at 435 Hudson St., New York, NY. As the Company’s employee, we expect you to devote your full time and energies to the business and affairs of the Company, and to perform any and all duties and responsibilities associated with this position and as may be reasonably assigned to you by the Company. In addition to your primary duties, you shall perform such other services for the Company as may be reasonably assigned to you from time to time by the Company. Your performance will be reviewed on a periodic basis as long as you remain employed by the Company.

2. Starting Date/Nature of Relationship: If you accept this offer, your employment with the Company shall commence January, 2006, the specific date will be worked out between dELiA*s, Inc. and Alloy, Inc. Except as expressly set forth herein, this letter does not create an employment contract or other agreement and is not a promise of employment for a specific period of time. You understand that your employment is at-will and either party may terminate the relationship with or without cause at any time.

3. Compensation and Benefits: Your initial base pay shall be $300,000 per annum, ($11,538.46 on a bi-weekly basis). Under current company policy, salaries are reviewed annually at the start of each fiscal year. Additionally, you will be included in any general management bonus plan implemented for fiscal 2006. You will have a total target bonus of not less than 20% of your base salary. This bonus is based on the company meeting or exceeding planned EBITDA and individual performance and has no cap. Your first salary review will be in February, 2007.

In addition, you shall be entitled to receive options to purchase 100,000 shares of Common Stock of dELiA*s, Inc., par value $0.01 per share, pursuant to one of dELiA*s, Inc. stock plans. In the event that the Spin Off from Alloy, Inc. does not occur and the Company cannot issue to you the number of options contemplated above, the Company and you agree to negotiate in good faith to provide you with substantially the same economic benefit. Such options shall be exercisable at a purchase price per share equal to the closing price of dELiA*s Common Stock on the NASDAQ market on the business day prior to the date of your commencement of employment with the Company. The options shall have the following vesting schedule: 25,000 shares shall vest one year after your first day of employment, 25,000 shares shall vest two years after your first day of employment, 25,000 shares shall vest three years after your first day of employment, and the remaining 25,000 shares shall vest four years after your first day of employment. The options shall have terms of ten years.

In addition to your compensation, you will be entitled to receive the various benefits (Ex. Comprehensive Health Benefits, Employee Discounts, etc.) offered by the Company to its employees. Benefits offered may be modified or changed from time to time at the discretion of the Company. Where a particular benefit is subject to a formal plan, eligibility to participate in and receive any particular benefit of the plan is governed solely by the applicable plan document. You would currently be eligible for 3 weeks paid vacation as well as holiday(9), sick days(5) and personal days(3) in accordance with company policy. Should you ever have any questions, you should ask David Diamond, VP of Human Resources, for a copy of the applicable plan document.

4. Assignment: The Company reserves the right at any time to assign this offer letter to any parent, subsidiary or affiliate of the Company now in existence or formed hereafter for the purposes of consolidating or restructuring the entities making up the merchandising group.

5. Severance: If the Company terminates you for any reason other than “cause”, you shall be entitled to a severance payment of 6 months of base salary, medical and dental benefits, payable in bi-weekly installments. “Cause” is defined as dishonesty, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information and conduct substantially prejudicial to the business of the Company or and Affiliate.

6. Miscellaneous: This letter constitutes our entire offer regarding the terms and conditions of your employment by the Company. It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. The terms of your employment shall be governed by the law of the State of New York, without giving effect to its principles of conflicts of laws. By accepting this offer of employment, you expressly agree that any action, demand, claim or counterclaim concerning any aspect of your employment relationship with the Company shall be resolved by a judge alone, and you waive and forever renounce your right to a trial before a civil jury. Company reserves the right to alter any of the terms of employment set forth in this letter as needed.

You may accept this offer of employment and the terms and conditions hereof by signing the enclosed additional copy of this letter and the Agreement, which execution will evidence your agreement with the terms and conditions set forth herein and therein.

I am delighted to offer you the opportunity to join our Company and we look forward to you joining us!

By:	/s/ David Diamond
David Diamond, Vice President - Human Resources

Accepted and Agreed:

By:	/s/ John Holowko
John Holowko

Date:	12/5/05